Exhibit 99.1

Press Release                         FOR IMMEDIATE RELEASE
January 20, 2016
CONTACT:     Craig Allen or Chad Daffer
800-283-2357

AMERICA FIRST MULTIFAMILY INVESTORS, L.P.
ANNOUNCES THE SALE OF ITS TWO REMAINING CONSOLIDATED VARIABLE INTEREST ENTITIES

America First Multifamily Investors, L.P. (NASDAQ: ATAX) announces the fourth quarter of 2015 sales of Bent Tree and Fairmont Oaks, the two remaining properties reported by ATAX as Consolidated Variable Interest Entities (“Consolidated VIE’s”).

The capital structure of the Bent Tree and Fairmont Oaks Consolidated VIE’s consisted of senior debt, subordinated debt and equity capital. The senior debt was in the form of a mortgage revenue bond and accounted for the majority of the VIE’s total capital. ATAX owned 100% of the mortgage revenue bonds and each bond was secured by a first mortgage on the properties. In addition, ATAX also made property loans to the owners of Bent Tree and Fairmont Oaks, secured by second mortgages on the properties. As the bondholder, ATAX was entitled to principal and interest payments but the equity ownership of the Consolidated VIE’s was held by corporations other than ATAX.

“The sale of Bent Tree and Fairmont Oaks has allowed ATAX to eliminate its Consolidated VIE business segment while enhancing the rate of return to our unitholders,” said Chad Daffer, Chief Executive Officer of ATAX. “We will continue to evaluate our balance sheet, determine the highest and best use of the assets we own and we will remain focused on our strategy of delivering value to our unitholders.”

In the fourth quarter of 2015, ATAX will recognize Cash Available for Distribution of approximately $0.08 per unit, or approximately $5.0 million, from the Bent Tree and Fairmont Oaks Consolidated VIE properties transactions.

About America First Multifamily Investors, L.P.

America First Multifamily Investors, L.P. was formed on April 2, 1998 under the Delaware Revised Uniform Limited Partnership Act for the primary purpose of acquiring, holding, selling and otherwise dealing with a portfolio of mortgage revenue bonds which have been issued to provide construction and/or permanent financing for affordable multifamily, student housing, senior citizen residential properties, and commercial properties. The Company is pursuing a business strategy of acquiring additional mortgage revenue bonds and other investments on a leveraged basis in order to (i) increase the amount of interest available for distribution to our shareholders; (ii) reduce risk through asset diversification and interest rate hedging; and (iii) achieve economies of scale.  The Company expects and believes the interest earned on these mortgage revenue bonds is excludable from gross income for federal income tax purposes.  The Company seeks to achieve its investment growth strategy by investing in additional mortgage revenue bonds and other investments as permitted by the Partnership Agreement, taking advantage of attractive financing structures available in the securities market, and entering into interest rate risk management instruments.  America First Multifamily Investors, L.P. press releases are available on the World Wide Web at www.ataxfund.com.

Safe Harbor Statement

Information contained in this press release contains “forward-looking statements,” which are based on current expectations, forecasts and assumptions that involve risks and uncertainties that could cause actual outcomes and results to differ materially. These risks and uncertainties include, but are not limited to, risks involving current maturities of our financing arrangements and our ability to renew or refinance such maturities, fluctuations in short-term interest rates, collateral valuations, bond investment valuations and the overall negative economic and credit market conditions. For a further list and description of such risks, see the reports and other filings made by the Partnership with the Securities and Exchange Commission, including its Annual Report on Form 10-K for the year ended December 31, 2014. The Partnership disclaims any intention or obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.